Exhibit 1

Directors and Executive Officers of
Schering Berlin Venture Corporation

     The following table sets forth the name, business address, citizenship and present principal occupation or employment of each of the directors and executive officers of Schering Berlin Venture Corporation. Unless otherwise indicated, the business address of each individual listed below is Schering Berlin Venture Corporation, 340 Changebridge Road, P.O. Box 1000, Montville, NJ 07045-1000, and the position listed is with Schering Berlin Venture Corporation. Directors are indicated by an asterisk.

Name and Business Address	Citizenship	Present Principal Occupation or Employment
Lutz Lingnau*	Federal Republic of Germany	Chairman; Vice Chairman, President & Chief Executive Officer, Schering Berlin Inc.; Member, Executive Board, Schering AG.
Robert A. Chabora*	United States of America	Secretary; Secretary, Executive Vice President-Law and General Counsel, Schering Berlin Inc.
John Nicholson*	United States of America	Treasurer; Treasurer, Schering Berlin Inc.
Jorge Engel	Federal Republic of Germany	President; Executive Vice President and Assistant Secretary, Schering Berlin Inc.